UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2014

dELiA*s, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51648	20-3397172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West 23rd Street, New York, New York 10010

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 590-6200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Retention Award

On October 10, 2014, the Board of Directors (the “Board”) of dELiA*s, Inc. (the “Company”) approved a cash retention award program for certain eligible employees, including the Company’s executive officers, to insure their continued employment with the Company during the Board’s review of strategic alternatives and to manage the business during the negotiations and pre-closing period for a resulting sale transaction, if any.

The cash retention awards for the Company’s executive officers are: Tracy Gardner, Chief Executive Officer: $125,000; Brian Lex Austin-Gemas, Chief Operating Officer: $125,000; David Diamond, Senior Vice President, Human Resources: $120,000; and Ryan Schreiber, Senior Vice President, General Counsel and Secretary: $105,000. The Board approved awards of approximately $475,000 in aggregate for other eligible employees.

The cash retention award will be paid in full as of the last pay period for December 2014. 60% of the award will be earned as of December 31, 2014 and 40% of the award will be earned as of February 28, 2015; provided, however, the award will be earned in full (and any outstanding balance will be paid) as of the earlier of: (a) February 28, 2015; (b) the closing of a Sale Transaction resulting in a Change of Control; or (c) the termination of such person’s employment by the Company without Cause. Prior to the award being earned in full, if the employee voluntarily terminates such employment, the employee dies or is disabled, or the Company terminates such employee for Cause: (x) on or before December 31, 2014, the cash retention award will be forfeited in full; or (y) after December 31, 2014 but on or before February 28, 2015, 40% of the cash retention award will be forfeited and the employee must repay the Company for such 40% amount earlier paid but not earned within 30 days of termination of the employee’s employment with the Company.

The foregoing does not constitute a complete summary of the terms of the retention award program, and reference is made to the complete text of the retention award agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2014. Capitalized terms not defined herein will have the meanings ascribed to them in such retention award agreements.

Transaction Success Fees

On October 15, 2014, the Board approved transaction success fees (“Success Fee”) for Tracy Gardner and Brian Lex Austin-Gemas to insure their continued employment with the Company during the Board’s review of strategic alternatives and to manage the business during the negotiations and pre-closing period for a resulting sale transaction or a financing transaction, if any.

Upon the closing of a Sale Transaction resulting in a Change of Control, the Success Fee will equal 1.5%, in the case of Ms. Gardner, and 0.5%, in the case of Mr. Austin-Gemas, of the gross enterprise value of such transaction. Upon the closing of a Financing Transaction, the Success Fee will equal 1.5%, in the case of Ms. Gardner, and 0.5%, in the case of Mr. Austin-Gemas, of the gross proceeds to the Company. The Success Fees will be net of any cash retention award paid. The Success Fees will be payable on the closing of any applicable transaction if such person is employed by the Company as of such closing date; provided, that, such person shall earn the applicable Success Fee if not employed by the Company as of any applicable closing date if such person was terminated by the Company without Cause.

The foregoing does not constitute a complete summary of the terms of the Success Fee awards, and reference is made to the complete text of the Success Fee agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2014. Capitalized terms not defined herein will have the meanings ascribed to them in such Success Fee agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

dELiA*s, Inc.
(Registrant)

Date: October 16, 2014	By:	/s/ Brian Lex Austin-Gemas
Brian Lex Austin-Gemas
Chief Operating Officer